Exhibit 21
Subsidiaries of the Company

The following is a list of subsidiaries of the Company as of January 31, 2013, except that certain subsidiaries, the sole function of which is to hold the stock of operating subsidiaries, which in the aggregate do not constitute significant subsidiaries, have been omitted.

In each case, 100% of the voting securities (except for directors' qualifying shares, if required) are owned by Tecumseh Products Company or the subsidiary's immediate parent, as indicated by indentation.

Name of Subsidiaries of the Company	State or Country of Organization
Tecumseh Compressor Company	Delaware
Evergy, Inc.	Delaware
TPC Refrigeration de Mexico, S. de R.L. de C.V.	Mexico
Tecumseh Products of Canada, Ltd.	Canada
7510233 Canada, Inc.	Canada
Tecumseh do Brasil, Ltda.	Brazil
Tecumseh Products Company Hong Kong, Ltd.	China
Tecumseh Compressor (Guangzhou) Co., Ltd.	China
Tecumseh Europe 1 S.a.r.l.	Luxembourg
Tecumseh Europe 2 S.a.r.l.	Luxembourg
Tecumseh Poland Sp. Z.o.o.	Poland
Tecumseh Europe SA	France
Tecumseh Euro-Malaysia SDN. BHD	Malaysia
Tecumseh Euro (Thailand) Co., Ltd.	Thailand
Tecumseh Europe Asia, S.A.S.	France
Tecumseh Products India Private Ltd.	India